UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  3/8/2013

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2013, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”), entered into an employment agreement with Mark Hollinger to continue to serve as the President and CEO of Discovery Networks International, the Company's international division.

Mr. Hollinger's base salary will be $1.5 million, effective January 1, 2013. Future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees. Mr. Hollinger's annual incentive compensation plan target amount will equal 150% of his base salary. There is no guaranteed bonus amount. Mr. Hollinger would also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices.

The agreement does not include a specific fixed term. Mr. Hollinger must provide at least 9 months' advance notice of resignation of employment. This notice requirement is waived in the event that Mr. Hollinger terminates his employment for Good Reason. "Good Reason" means a material reduction in Mr. Hollinger's responsibilities, a material change in the location of the office where Mr. Hollinger works, or DCL requiring Mr. Hollinger to report to a position other than the CEO, Chairman, or Board of Directors.

Mr. Hollinger's employment may be terminated for Cause. "Cause" means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Hollinger's employment with DCL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) willful unauthorized disclosure or use of Company confidential information; (e) material improper destruction of Company property; or (f) willful misconduct in connection with the performance of Mr. Hollinger's duties. If Mr. Hollinger's employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination.

If Mr. Hollinger's employment is terminated without Cause (as defined above), DCL will make the following severance payments: (a) current salary, payable on regular Company pay days, for 52 weeks; and (b) the prorated portion of Mr. Hollinger's bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics). These severance amounts are contingent on Mr. Hollinger executing a release in favor of DCL. Additionally, if Mr. Hollinger secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, DCL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Hollinger receives for those services. The employment agreement also contains a 12-month non-competition covenant and non-solicitation clauses effective on the termination of Mr. Hollinger's employment.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.
Date: March 8, 2013	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer & General Counsel